Exhibit 16.2
Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370      (801) 281-4700
August 3, 2007
Securities and Exchange Commission
450 5th Street, Northwest
Washington, D.C. 20549
Ladies and Gentlemen:
The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Ecology Coatings, Inc. (formerly OCIS Corporation) (the “Company”) and reported on the financial statements of the Company for the year ended December 31, 2006. We have read the Company’s statements included under Item 11 Changes In and Disagreements with Accountants which is Information Required Pursuant to Form 10-SB which has been incorporated by reference to Item 4.01 of its Form 8-K dated July 26,2007, and agree with such statements as they pertain to our firm.
Very truly yours,
/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC